March 19, 2010

Board of Directors
PFI MidCap Stock Fund
680 8th Street
Des Moines, IA 50392-2080

RE	Acquisition of PFI MidCap Stock Fund
By PFI MidCap Blend Fund

To the Board of Directors

PFI MidCap Blend Fund, a separate series of Principal Funds, Inc., a Maryland corporation
(“Acquiring”), acquired all of the assets and assumed all of the liabilities of PFI MidCap Stock
Fund, a Maryland corporation (“Acquired”), in a transaction (“the Reorganization”) described in a Form N-14 Registration Statement, File Number 333-161205, filed with the United
States Securities and Exchange Commission (the “Registration Statement”) on or about
August 10, 2009. You have asked for an opinion concerning the Federal income tax consequences of the completed transaction.

Continuously since its formation, Acquiring has qualified as a regulated investment company for purposes of Subchapter M of the United States Internal Revenue Code of 1986, as
amended (the “Code”), and has elected to be taxed as such.

Continuously since its formation, Acquired has qualified as a regulated investment company for purposes of Subchapter M of the United States Internal Revenue Code of 1986, as
amended (the “Code”), and has elected to be taxed as such.

Acquiring and Acquired are each an open-end management company registered with the
Securities and Exchange Commission and various states.

Acquiring and Acquired, where applicable, have made the following representations to the undersigned:

1.	On the effective date of the Reorganization (“the Effective Date”), Acquired will transfer and deliver to Acquiring all of the assets of Acquired. In consideration thereof, Acquiring will assume all of Acquired’s liabilities and issue and deliver to Acquired the number of full and fractional shares of each corresponding class of shares of Acquiring (“Acquiring
Shares”) attributable to each corresponding class of shares of Acquired as set forth in the
Plan of Acquisition. Acquired will immediately thereafter completely liquidate and dissolve, distributing the same class of Acquiring Shares to Acquired shareholders equal in value to the shares surrendered in the exchange, in retirement of their Acquired shares. Each holder of shares of Acquired will, as a result of the Reorganization, own shares of Acquiring of the same class and of equal value to the shares of Acquired held by such holder immediately prior to the Reorganization.

2.	The business purpose of the Reorganization will be as set forth in the Registration
Statement.

711 High Street, Des Moines, Iowa 50392 (515) 247-5111

3.	The facts relating to the Reorganization, as described in the Agreement and Plan of
Reorganization, as such document may be amended, (“the Plan), and the representations of Acquiring and Acquired contained in the Plan are true, correct and complete.

4.	In the Reorganization, Acquiring will acquire all of the assets of Acquired solely in exchange for Acquiring Shares and Acquiring’s assumption of all liabilities of the
Acquired.

5.	Acquiring will not assume Acquired’s obligation to pay, and will not pay any dividends or distributions on Acquired’s shares.

6.	The fair market value of the Acquiring Shares received by each Acquired shareholder will be approximately equal to the fair market value of the Acquired stock surrendered in the exchange.
7.	A number of full and fractional Acquiring Shares equal in value to the aggregate net value of Acquired’s assets transferred to Acquiring, will be issued to Acquired in exchange for such assets.

8.	No cash or property, other than Acquiring Shares, will be directly or indirectly transferred to Acquired or distributed by Acquired to its shareholders pursuant to the Reorganization.

9.	Acquiring will acquire at least 90% of the fair market value of the net assets and at least
70% of the fair market value of the gross assets held by Acquired immediately prior to the Reorganization. For purposes of this representation, amounts paid by Acquired to dissenters, amounts used by Acquired to pay its reorganization expenses, amounts paid by Acquired to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by Acquired immediately preceding the transfer will be included as assets of Acquired held immediately prior to the
Reorganization.

10.	Acquiring has no plan or intention to reacquire any of its stock issued in the
Reorganization, except in connection with its legal obligations under Section 22(e) of the
Investment Companies Act of 1940.

11.	To the best of Acquiring’s and Acquired’s knowledge, there is no plan or intention by the shareholders of Acquired who own 5 percent or more of Acquired, and there is no plan or intention on the part of the remaining shareholders of Acquired, to sell, exchange, redeem or otherwise dispose of a number of Acquiring Shares received in the
Reorganization that would reduce Acquired’s shareholders’ ownership of Acquiring’s shares to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly outstanding shares of Acquired as of the same date. For purposes of this representation, shares of Acquired exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Acquiring will be treated as outstanding Acquired shares on the Effective Date. Moreover, shares of
Acquired and shares of Acquiring that were held by Acquired shareholders and that are otherwise sold, redeemed, or disposed of prior to or subsequent to the Reorganization will be considered in making this representation.

12.	Immediately following the Effective Date, the former shareholders of Acquired will own, in the aggregate, less than 50 percent of the total combined voting power of all classes of shares of Acquiring entitled to vote, and less than 50 percent of the total value of all classes of shares of Acquiring.

13.	After the Reorganization, Acquiring will use the assets acquired from Acquired in its business, except that these assets may be sold or otherwise disposed of in the ordinary

711 High Street, Des Moines, Iowa 50392 (515) 247-5111

course of Acquiring's business as an investment company (i.e. dispositions resulting only from investment decisions made on the basis of investment considerations arising after and independent of the Reorganization). Any proceeds will be invested in accordance with Acquiring's investment objectives. Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Acquired acquired in the Reorganization, except for dispositions made in the ordinary course of its business.

14. Following the Reorganization, Acquiring will continue the historic business of Acquired and use a significant portion (i.e., least 34 percent) of Acquired's historic business assets in the continuing business. Historic business assets are those of Acquired acquired by it in the ordinary course of its business and not in contemplation of, or as part of the
Reorganization.

15. The liabilities of Acquired assumed by Acquiring and any liabilities to which the transferred assets of Acquired are subject were incurred by Acquired in the ordinary course of its business.

16. Except as provided in the Registration Statement, Acquired, Acquiring, and the
shareholders of Acquired will pay their respective expenses, if any, incurred in connection with the Reorganization.

17. There is no intercorporate indebtedness existing between Acquiring and Acquired that was issued, acquired, or will be settled at discount.

18. Neither Acquired nor Acquiring is under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

19. Acquiring and Acquired each meets the requirements of a regulated investment company
(“RIC”) under section 368(a)(2)(F) of the Code.

20. The adjusted basis and fair market value of the assets of Acquired transferred to
Acquiring will equal or exceed the sum of the liabilities to be assumed by Acquiring, plus the amount of the liabilities, if any, to which the transferred assets are subject.

21. None of the compensation, if any, to be received by any shareholder-service provider of
Acquired in respect of services or in respect of refraining from the performance of services will be separate consideration for, or allocable to, any of his or her Acquired shares. None of the Acquiring Shares to be received by any shareholder-service provider of Acquired will be separate consideration for, or allocable to, any employment agreement, consulting agreement, covenant not to compete, or similar arrangement.
Any compensation to be paid to any shareholder-service provider of Acquired will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services and has been bargained for independent of the negotiations regarding the consideration to be issued in exchange for Acquired shares in the Reorganization.

22. Acquired and Acquiring have each elected to be taxed as a RIC under section 851 of the
Code, and for all of their taxable periods (including Acquired’s last short taxable period ending on the Effective Date), have qualified for the special tax treatment afforded RICs under the Code. After the Reorganization, Acquiring intends to continue to so qualify.

23. There is no plan or intention for Acquiring (the issuing corporation as defined in Treasury
Regulation section 1.368-1(b)) or any person related (as defined in section 1.368-1(e)(3))
to Acquiring, to acquire during the five-year period beginning on the date of the
Reorganization, with consideration other than Acquiring stock, Acquiring stock furnished

711 High Street, Des Moines, Iowa 50392 (515) 247-5111

in exchange for a proprietary interest in Acquired in the Reorganization, either directly or through any transaction, agreement, or arrangement with any other person.

24 . During the five-year period ending on the Effective Date of the Reorganization: (i) neither
Acquiring, nor any person related (as defined in section 1.368-1(e)(3)) to Acquiring, will have acquired Acquired stock with consideration other than Acquiring Shares, (ii) neither
Acquired nor any person related (as defined in section 1.368-1(e)(3)) without regard to section 1.368-1(e)(3)(i)(A)) to Acquired, will have acquired Acquired stock with consideration other than Acquiring Shares or Acquired stock, and (iii) no distributions will have been made with respect to Acquired stock (other than ordinary, normal, regular dividend distributions made pursuant to Acquired's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for (a) cash paid to dissenters, and (b) distributions described in Code sections 852 and 4982, as required for Acquired’s tax treatment as a RIC or to avoid
Federal excise tax.

25. The aggregate value of the acquisitions, redemptions, and distributions described in the two immediately preceding paragraphs will not exceed 50 percent of the value (without giving effect to the acquisitions, redemptions, and distributions) of the proprietary interest in Acquired on the Effective Date.

In reliance on the information provided in the Registration Statement, I am of the opinion that:

1.	The acquisition of all of the assets and liabilities of Acquired by Acquiring solely in exchange for Acquiring Shares, followed by distribution of those Acquiring Shares to shareholders of Acquired in complete liquidation of Acquired, will constitute a reorganization within the meaning of section 368(a)(1) of the Code. Each of Acquiring and Acquired will be a “party to a reorganization” within the meaning of section 368(b) of the Code.

2.	Shareholders of Acquired will recognize no gain or loss as a consequence of the surrender of their shares of Acquired solely in exchange for Acquiring Shares pursuant to the Reorganization. (Code Section 354).

3.	The aggregate tax basis and holding period of Acquiring Shares received solely in exchange for shares of Acquired will be the same as the aggregate tax basis and the holding period of the shares of Acquired exchanged therefor provided such shares were held as a capital asset on the Effective Date. (Code Sections 358 and 1223(1)).

4.	Acquired will recognize no gain or loss on the transfer of all of its assets to Acquiring solely in exchange for Acquiring Shares and the assumption of all of Acquired’s liabilities by Acquiring, and Acquired will not recognize gain or loss upon the distribution to its shareholders of all of the Acquiring Shares in complete liquidation of Acquired. (Code
Sections 361 and 357(a)).

5.	The tax basis of the assets of Acquired in the hands of Acquiring will be the same as the tax basis of those assets in the hands of Acquired immediately prior to the Effective Date.
(Code Section 362(b)).

6.	The holding period of the assets of Acquired received by Acquiring will include the period during which such assets were held by Acquired. (Code Section 1223(2)).

711 High Street, Des Moines, Iowa 50392 (515) 247-5111

7.	No gain or loss will be recognized by Acquiring upon the receipt of Acquired’s assets solely in exchange for the Acquiring Shares and the assumption by Acquiring of all liabilities of Acquired. (Code Section 1032).

8.	Pursuant to Code Section 381(a) and Treasury Regulations thereunder, Acquiring will succeed to and take into account the items of Acquired described in Code
Section 381(c).

The foregoing opinions are based on the Code, Treasury Regulations issued thereunder, published administrative, interpretations thereof and judicial decisions with respect thereto, all as of the date hereof (collectively the “Tax Law”), including the requirements of section
10.37 of Circular 230. No assurance can be given that the Tax Laws will not change.

I hereby consent to the use of this letter as an Exhibit to, and reference to it in, any statement to shareholders.

Sincerely yours

/s/ Carolyn F. Kolks

Carolyn F. Kolks
Assistant Tax Counsel to
PFI MidCap Stock Fund

711 High Street, Des Moines, Iowa 50392 (515) 247-5111